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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                             (Amendment No. 2)*

                      Unified Financial Services, Inc.
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                              (Name of Issuer)

                        Common Stock, $0.01 par value
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                        (Title of Class of Securities)


                               Not Applicable
                            -------------------
                               (CUSIP Number)

                              December 31, 2000
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           (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                           [        ]       Rule 13d-1(b)
                           [ X      ]       Rule 13d-1(c)
                           [        ]       Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No.     N/A                                          Page 2 of 5 Pages
          ----------
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==============================================================================
     1       NAMES OF REPORTING PERSONS/
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
             Dr. Gregory W. Kasten
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     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) / /
                                                                    (b) / /
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     3       SEC USE ONLY


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     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States

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  NUMBER OF                  5      SOLE VOTING POWER
                                    402,010(1)
   SHARES
                          -----------------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
                                    -0-
  OWNED BY
                          -----------------------------------------------------
    EACH                     7      SOLE DISPOSITIVE POWER
                                    402,373(1)
  REPORTING
                          -----------------------------------------------------
   PERSON                    8      SHARED DISPOSITIVE POWER
                                    -0-
    WITH
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     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             403,242(1)

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    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES
                                                                            / /
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    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             14.0%(2)

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    12       TYPE OF REPORTING PERSON
             IN

===============================================================================

[FN]
--------

(1) Includes (i) 1,500 shares of common stock, $0.01 par value, of Unified Financial Services, Inc. ("Unified Common Stock") which may be acquired upon the exercise of employee stock options granted to the reporting person; (ii) 363 shares of Unified Common Stock held by the Unified Equity Participation Plan; and (iii) 869 shares of Unified Common Stock held by the reporting person's spouse. The reporting person disclaims beneficial ownership of the 869 shares, and this Schedule shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(2) Based upon 2,880,028 shares of Unified Common Stock issued and outstanding as of December 31, 2000.




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CUSIP No.     N/A                                          Page 3 of 5 Pages
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ITEM 1.           (a)      Name of Issuer:

                           Unified Financial Services, Inc.

                  (b)      Address of Issuer's Principal Executive Offices:

                           431 North Pennsylvania Street
                           Indianapolis, Indiana 46204-1873

ITEM 2.           (a)      Name of Person Filing:

                           Dr. Gregory W. Kasten

                  (b)      Address of Principal Business Offices or, if none,
                           Residence:

                           Unified Trust Company, National Association
                           2353 Alexandria Drive, Suite 100
                           Lexington, Kentucky 40504

                  (c)      Citizenship:

                           United States

                  (d)      Title of Class of Securities:

                           Common Stock, $0.01 par value

                  (e)      CUSIP Number:

                           Not Applicable

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b) OR SECTIONS 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)      [        ]      Broker or Dealer registered under
                                           Section 15 of the Act (15 U.S.C. 78o)
                  (b)      [        ]      Bank as defined in Section 3(a)(6) of
                                           the Act (15 U.S.C. 78c)
                  (c)      [        ]      Insurance Company as defined in
                                           Section 3(a)(19) of the Act (15
                                           U.S.C. 78c)
                  (d)      [        ]      Investment Company registered under
                                           Section 8 of the Investment Company
                                           Act of 1940 (15 U.S.C. 809-8)
                  (e)      [        ]      An investment adviser in accordance
                                           with Section 240.13d-1(b)(1)(ii)(E)
                  (f)      [        ]      An employee benefit plan or endowment
                                           fund in accordance with Section
                                           240.13d-1(b)(1)(ii)(F)
                  (g)      [        ]      A parent holding company or control
                                           person, in accordance with Section
                                           240.13d-1(b)(ii)(G)



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CUSIP No.     N/A                                          Page 4 of 5 Pages
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                  (h)      [        ]      A savings association as defined in
                                           Section 3(b) of the Federal Deposit
                                           Insurance Act (12 U.S.C. 1813)
                  (i)      [        ]      A church plan that is excluded from
                                           the definition of an investment
                                           company under Section 3(c)(14) of the
                                           Investment Company Act of 1940
                                           (15 U.S.C. 80-a-3)
                  (j)      [        ]      Group, in accordance with Section
                                           240.13d-1(b)(1)(ii)(J)


ITEM 4.           OWNERSHIP.

                  (a)      Amount Beneficially Owned:

                           403,242(1)

                  (b)      Percent of Class:

                           14.0%(2)

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote

                                    402,010(1)

                           (ii)     Shared power to vote or to direct the vote

                                    -0-

                           (iii) Sole power to dispose or to direct the disposition of

                                    402,373

                           (iv) Shared power to dispose or to direct the disposition of

                                    -0-

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable


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CUSIP No.     N/A                                          Page 5 of 5 Pages
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ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATIONS.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.


                                                   January 23, 2001
                                          ----------------------------------
                                                        Date

                                              /s/ Dr. Gregory W. Kasten
                                          ----------------------------------
                                                      Signature


                                               Dr. Gregory W. Kasten
                                          ----------------------------------
                                                     Name/Title